                                                                    Exhibit 99.1

Contacts:         For Media:        John Calagna
                                    (212) 578-6252

                  For Investors:    Kevin Helmintoller
                                    (212) 578-5140

          METLIFE ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2002 RESULTS
            ~ Fourth Quarter Net Income of $0.78 Per Diluted Share,
                   Full-Year 2002 of $2.20 Per Diluted Share ~

NEW YORK, February 10, 2003 - MetLife, Inc. (NYSE: MET) today reported fourth quarter 2002 net income of $561 million, or $0.78 per diluted share, compared with a net loss of $296 million, or $0.40 loss per diluted share, for the fourth quarter of 2001.

Net income for the fourth quarter of 2002 included after-tax net investment gains of $223 million ($0.31 per diluted share), consisting of $1.03 billion of pre-tax gross investment gains, partially offset by $723 million of pre-tax gross investment losses (including $339 million of writedowns). The gross investment gains were primarily derived from the company's real estate sales program, which resulted in $575 million of pre-tax investment gains from the sale of 17 properties that had a carrying value of approximately $840 million. The net loss for the fourth quarter 2001 included net investment losses of $172 million after-tax ($0.23 loss per diluted share).

Operating earnings for the fourth quarter of 2002 were $338 million, or $0.47 per diluted share, compared with an operating loss of $124 million, or $0.17 loss per diluted share, for the prior year period. (Operating earnings are defined as net income excluding after-tax net investment gains or losses, and the after-tax impact from the cumulative effect of accounting changes. Operating earnings is a non-GAAP financial measure that management uses in managing the company's business and evaluating its results.)

Fourth quarter 2002 net income and operating earnings also included the following items:


- A $169 million after-tax charge ($0.23 per diluted share) related to the company's asbestos-related litigation, approximately $142 million ($0.20 per diluted share) of which is expected to be amortized into income in future periods;

- A $20 million after-tax benefit ($0.03 per diluted share) from the release of a previously established liability for the company's 2001 business realignment initiatives; and,

- A $17 million after-tax benefit ($0.02 per diluted share) from the release of a previously established liability for disability insurance-related losses from the September 11, 2001 tragedies.

The $169 million after-tax charge resulted from a $402 million increase in the company's RECORDED asbestos-related liability. This increase resulted from
          --------
MetLife's ongoing review of its asbestos-related litigation. Including this increase, MetLife's total recorded asbestos-related liability was approximately $1.23 billion at December 31, 2002. This amount is within the coverage of the excess insurance policies obtained in 1998 for asbestos-related liabilities that provide for the recovery of losses up to $1.50 billion. Concurrent with the increase, MetLife raised the level of its recoverable under these insurance policies. A portion of the recoverable was deferred and is expected to be amortized into income over the life of the excess insurance policies. The company filed today a Form 8-K that includes additional information with respect to the company's asbestos-related litigation.

The fourth quarter 2001 net loss and operating loss also included several items:

- A $330 million after-tax charge ($0.44 per diluted share) related to the aforementioned business realignment initiatives;

- A $159 million after-tax charge ($0.21 per diluted share) to cover costs associated with a class action lawsuit and a related regulatory inquiry pending against Metropolitan Life Insurance Company; and,

- The establishment of a $74 million after-tax policyholder liability ($0.10 per diluted share) with respect to certain group annuity contracts at New England Financial.

Total premiums and fees for the fourth quarter of 2002 were $5.81 billion, up 15% from the prior year period.

"We surpassed a number of goals this year as we continued our earnings momentum and enhanced our operations, while maintaining our strong financial strength and credit ratings," said Robert H. Benmosche, chairman and chief executive officer. "The exceptional results of Institutional Business resulted in an operating return on allocated equity of 23.0%. Individual Business exceeded its goal of reducing operating expenses by $200 million pre-tax, while streamlining its operations."

"Through improved operating fundamentals, including rate increases, Auto & Home exceeded its goal of $155 million in operating earnings and achieved a combined ratio under 100%. And, through strategic and accretive acquisitions in Mexico and Chile, our International business nearly tripled its operating earnings while continuing to plant seeds for future growth," said Mr. Benmosche.

"We also took steps to build on our financial strength, including completing a $1 billion debt offering in December and successfully executing our real estate sales program," added Mr. Benmosche. "These actions - which demonstrate our financial flexibility - coupled with strong fundamental statutory earnings, significantly enhanced Metropolitan Life Insurance Company's capital and surplus position in 2002."

Mr. Benmosche also reiterated the company's 2003 annual operating earnings guidance in the range of $2.80 to $2.90 per diluted share.

FULL YEAR NET INCOME AND OPERATING EARNINGS

Net income for 2002 was $1.61 billion, or $2.20 per diluted share. For 2001, net income was $473 million, or $0.62 per diluted share. The 2002 net income included after-tax net investment losses of $139 million ($0.19 per diluted share) consisting of $2.97 billion of pre-tax gross investment losses (including $1.50 billion of writedowns) and $2.62 billion of pre-tax gross investment gains. Net income for 2001 included net investment losses of $433 million ($0.56 per diluted share).

Operating earnings for 2002 were $1.74 billion, or $2.39 per diluted share, compared with $906 million, or $1.18 per diluted share, in 2001. Operating return on equity (ROE) for 2002 was 11.7%, up from 6.1% for the prior year.

Full-year 2002 and 2001 net income and operating earnings, as well as operating ROE, included the aforementioned items in the fourth quarters. Net income for 2001 also included losses of

$208 million after-tax ($0.27 per diluted share) associated with the September 11th tragedies. Excluding these items, 2002 operating ROE was 12.7%, up from 11.3% in 2001.

Total premiums and fees for 2002 were $21.2 billion, up 11% from the prior year. Total assets under management grew 6% to $299.2 billion at December 31, 2002, compared with $282.5 billion at December 31, 2001.

FOURTH QUARTER AND FULL-YEAR SEGMENT RESULTS

Individual Business

Fourth Quarter Results: Individual Business operating earnings for the fourth quarter of 2002 were $174 million, up from $52 million in the prior year quarter. The 2001 quarter included a $61 million business realignment initiatives charge and a $74 million charge relating to the establishment of a New England Financial policyholder liability, both of which are net of income taxes. The current year quarter included an after-tax charge of $13 million in the universal life insurance product line reflecting a one-time refinement in expected mortality costs. Results excluding the aforementioned items were flat versus the year-ago period. The positive impact of expense savings, improved underwriting results and higher interest margins on the company's fixed annuity products were offset by the impact of poor equity markets on lower fee revenues and higher guaranteed minimum death benefit claims, as well as higher expenses related to the segment's allocated pension and other post-retirement benefit costs.

Total life insurance and annuity premiums and deposits increased 11% to $4.58 billion from $4.11 billion in the year-ago quarter. Total first year life insurance premiums and deposits (excluding corporate owned life insurance, or COLI, and bank owned life insurance, or BOLI, sales) were $234 million, up 8% from $217 million for the fourth quarter of 2001. First year premiums and deposits for variable and universal life insurance products (excluding COLI and BOLI sales) were $174 million, up 13% from $154 million for the same period in 2001.

Annuity deposits were $2.35 billion, up 34% from $1.76 billion for the prior year period, driven by increases in production by: MetLife Investors Group, up 67%; MetLife Resources, up 24%; and, MetLife Financial Services, up 11%. Fixed annuity deposits were $464 million, down 6% from $493 million in the prior year quarter, and up 3% from the third quarter of 2002. Variable annuity deposits were $1.89 billion, up 49% from $1.27 billion in the prior year quarter, and up 23% from the third quarter of 2002.

Full Year Results: Individual Business operating earnings for 2002 were $770 million, compared with $585 million in the prior year. The 2001 results included the aforementioned $61 million business realignment initiatives charge, a $74 million charge relating to the establishment of a New England Financial policyholder liability, and a $15 million loss associated with the September 11th tragedies, all of which are net of income taxes. Improved underwriting and investment margins in traditional life insurance offset declines in variable life insurance and annuities due to the impact of equity market performance on product fees, amortization of deferred acquisition costs, and higher guaranteed minimum death benefit claims. Individual Business exceeded its expense savings goal and ended the year with savings of $140 million after-tax ($220 million pre-tax). The expense reduction was partially offset by a $65 million after-tax increase in allocated pension and other post-retirement benefit costs.

Total life insurance and annuity premiums and deposits increased 14% to $16.20 billion from $14.26 billion from the prior year. Total first year life insurance premiums and deposits

(excluding COLI and BOLI sales) were $859 million, up 17% from $734 million in 2001. First year premiums and deposits for variable and universal life insurance products (excluding COLI and BOLI sales) were $645 million, up 19% from $543 million in 2001.

Annuity deposits were $7.89 billion, up 39% from $5.68 billion for the prior year, again driven by increases in production by: MetLife Investors Group, up 98%; New England Financial, up 32%; MetLife Resources, up 16%; and, MetLife Financial Services, up 6%. Fixed annuity deposits were $1.47 billion, up 21% from $1.21 billion for the prior year. Variable annuity deposits were $6.42 billion, up 44% from $4.47 billion for the prior year.

Institutional Business

Fourth Quarter Results: Institutional Business operating earnings for the fourth quarter of 2002 were $262 million, up from a loss of $47 million for the prior year period. The 2002 quarter included the aforementioned $20 million after-tax release of a previously established liability for business realignment initiatives in the retirement and savings product line, and a $17 million after-tax release of a previously established liability in the non-medical health and other product line for disability insurance-related losses associated with the September 11, 2001 tragedies. The 2001 quarter included a $267 million after-tax business realignment initiatives charge (with $264 million, $2 million and $1 million impacting the retirement and savings, non-medical health and other, and group life product lines, respectively).

The following discussion of quarter-over-quarter variances is based on product line operating earnings excluding the aforementioned items:

Group life results were $82 million, compared with $76 million during the prior year period. The increase was due to improved underwriting and higher investment spreads, partially offset by slightly higher investments in technology. Non-medical health and other results were $43 million, compared with $35 million in the 2001 quarter. Better underwriting results, particularly in the disability and long-term care product lines, contributed to this increase. Retirement and savings results were $100 million, down from $109 million in the prior year period. Improvements in expense efficiencies, driven primarily by the exit from the large market 401(k) administrative business, were offset by lower investment spreads and slightly lower underwriting results.

Total premiums, fees and other revenues increased 17% to $2.46 billion from $2.10 billion reported in the fourth quarter of 2001. Premiums, fees and other revenues for the non-medical health and other category increased 19% to $824 million from $691 million for the prior year period. Group life premiums, fees and other revenues increased 11% to $1.33 billion from $1.20 billion in the year-ago period.

Full Year Results: Institutional Business operating earnings for 2002 were $981 million, compared with $379 million for 2001. The 2002 results included the aforementioned $20 million after-tax release of a liability for business realignment initiatives in the retirement and savings product line, and a $17 million after-tax release of a liability in the non-medical health and other product line for disability insurance-related losses associated with the September 11, 2001 tragedies. The 2001 results included the aforementioned $267 million after-tax business realignment initiatives charge (with $264 million, $2 million and $1 million impacting the retirement and savings, non-medical health and other, and group life product lines, respectively) and a $182 million after-tax loss associated with the September 11th tragedies (with $99 million related to group life and $83 million related to non-medical health and other).

The following discussion of year-over-year variances is based on product line operating earnings excluding the aforementioned items:

Group life results were $308 million, compared with $298 million for the prior year. Increased investment spreads and improved underwriting results were partially offset by slightly higher investments in technology. Non-medical health and other results were $184 million, compared with $152 million for the prior year. Improvements were driven by better underwriting results primarily in the disability and long-term care product lines, slightly higher investment spreads and improved expense efficiencies. Retirement and savings results were $452 million, compared with $378 million for the prior year. Improved underwriting results in the company's group annuity product lines combined with the exit from the large market 401(k) administrative business and the discontinuation of the externally managed, guaranteed index separate accounts, drove the year-over-year increase in earnings.

Total premiums, fees and other revenues were up 11% to $9.48 billion from $8.53 billion reported in 2001. Premiums, fees and other revenues for the non-medical health and other category increased 12% in 2002 to $3.14 billion from $2.81 billion for the prior year. Group life premiums, fees and other revenues increased 5% to $5.16 billion from $4.93 billion for the prior year.

Auto & Home

Fourth Quarter Results: Auto & Home operating earnings for the fourth quarter of 2002 were $48 million, compared with $43 million for the prior year quarter. The 2001 quarter included a $2 million after-tax business realignment initiatives charge. Growth in this segment resulted from continuing rate increases in its automobile and homeowners product lines, as well as lower operating expenses, partially offset by increased homeowners claims severity.

Full Year Results: Auto & Home operating earnings for 2002 were $162 million, compared with $52 million in 2001. The 2001 results included a $2 million business realignment initiatives charge and a $4 million loss associated with the September 11th tragedies, both of which are net of income taxes. Year-over-year implemented rate increases of 11% and 26% in the automobile and homeowners lines, respectively, combined with volatility management actions and fewer catastrophe and weather-related losses, drove the significant increase in earnings. Partially offsetting these items were higher claims severity levels and increased costs associated with the segment's participation in the New York State automobile assigned risk pool.

Auto & Home's combined ratio in 2002 was 99.4%, compared with 106% for the prior year. The improvement in the combined ratio was driven by increased average earned premium resulting from rate increases, fewer catastrophe and other weather-related losses, and better expense efficiencies.

International

Fourth Quarter Results: Operating earnings from International in the fourth quarter of 2002 were $38 million compared with an after-tax operating loss of $8 million in the year-ago period. The 2002 quarter included approximately $26 million of after-tax earnings from acquisitions in Mexico and Chile. In addition, operating earnings benefited from the modifications of policy contracts under a plan authorized by the Superintendency of Insurance in Argentina, partially offset by the costs associated with the company's decision to close its operations in Poland. The 2001 quarter was negatively impacted by an $18 million after-tax operating loss in Argentina, which reflected the impact of the economic environment at that time, substantially offset by deployed tax strategies in International's mature operations.

Full Year Results: International operating earnings were $94 million for 2002, up from $32 million in 2001. The acquisition of Aseguradora Hidalgo, S.A. in June 2002 and the Chilean acquisition in November 2001 contributed $55 million to 2002 after-tax earnings. In 2001, a $20 million after-tax operating loss in Argentina was substantially offset by deployed tax strategies in International's mature operations.

Reinsurance

Fourth Quarter Results: Reinsurance operating earnings for the fourth quarter of 2002 were $15 million, up from AN OPERATING loss of $1 million in the prior
                               ------------
year quarter. The reinsurance operations are conducted primarily through Reinsurance Group of America, Incorporated (NYSE: RGA), of which MetLife beneficially owns approximately 59%. The increase in fourth quarter 2002 operating earnings is due primarily to premium growth and improved results at RGA, which were partially offset by lower results from MetLife's wholly-owned reinsurance affiliate. The 2001 quarter included an increase in liabilities related to RGA's Argentine pension business and higher than expected claims levels in its U.S. operation.

Full Year Results: Reinsurance operating earnings in 2002 were $79 million, up from $46 million in 2001. The 2001 results included $7 million after-tax of losses associated with the September 11th tragedies. The increase in earnings for the year was due primarily to premium growth and improved results from RGA, partially offset by lower results from MetLife's wholly-owned reinsurance affiliate.

Asset Management

Fourth Quarter Results: Operating earnings for the asset management segment were $1 million for the fourth quarter of 2002, down from $2 million in the year-ago period.

Full Year Results: Asset management operating earnings for 2002 were $8 million, compared with $11 million in 2001. The decline in the fourth quarter and full-year 2002 earnings was primarily due to lower assets under management resulting from adverse equity market conditions and customer withdrawals. The full-year 2001 earnings included results from Conning Corporation, which was sold by MetLife on July 2, 2001.

Corporate and Other

Fourth Quarter Results: Corporate and Other reported an operating loss of $200 million in the fourth quarter of 2002, compared with an operating loss of $165 million in the year-ago period. The 2002 quarter included the $169 million after-tax charge for asbestos-related litigation, while the 2001 quarter included a $159 million after-tax litigation charge. The decline from the prior year quarter resulted from a lower investment yield and a reduction in Corporate and Other's average asset base, due primarily to the funding of the acquisitions in Mexico and Chile as well as share repurchase activity in 2002. The fourth quarter loss was slightly offset by $19 million of after-tax income associated with the sale of a company-occupied building (501 Boylston Street, Boston, MA).

Full Year Results: Corporate and Other reported an operating loss of $350 million in 2002, compared with an operating loss of $199 million in the prior year. The 2002 results included the $169 million after-tax charge for asbestos-related litigation, while the 2001 results included the $159 million after-tax litigation charge. The operating loss in 2002 was negatively impacted by lower investment yields and a reduction in Corporate and Other's average asset base related to the acquisitions and share repurchases mentioned above. In addition, 2002 results declined due to the settlement provision for General American Life Insurance Company's former Medicare business, partially offset by income associated with the sale of 501 Boylston Street (mentioned above).

CORPORATE EVENTS

Share Repurchase

For the quarter ended December 31, 2002, the company did not repurchase any common shares. From April 2000 to December 31, 2002, the company bought back approximately 86.6 million shares at an aggregate cost of approximately $2.4 billion. At December 31, 2002, the company had approximately $806 million remaining on its existing share repurchase authorization.

Earnings Conference Call

MetLife will hold its fourth quarter and full-year 2002 earnings conference call and audio Webcast on Tuesday, February 11, 2003, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at 11:30 a.m. (ET) on Tuesday, February 11, 2003, until Tuesday, February 18, 2003, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 670217. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 12 countries.

                                      # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or debt ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; and (xiv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of MetLife's Quarterly Financial Supplement, please visit www.metlife.com.

                                  MetLife, Inc.
                  Consolidated Statements of Operating Earnings
                                    Unaudited
                          (Dollar amounts in millions)

                                                            Three months ended December 31,        Year ended December 31,
                                                            -------------------------------        -----------------------
                                                               2002                  2001             2002         2001
                                                            ---------             ---------        ---------     ---------
Premiums and fees                                            $ 5,809               $ 5,054         $ 21,225      $ 19,101
Net investment income                                          2,964                 2,883           11,453        11,380
Other revenues                                                   301                   377            1,377         1,507
                                                            ---------             ---------        ---------     ---------
  Total                                                        9,074                 8,314           34,055        31,988
                                                            ---------             ---------        ---------     ---------

Policyholder benefits, claims and dividends                    5,737                 5,526           21,465        20,540
Interest credited to policyholder account balances               773                   856            2,950         3,084
Other expenses                                                 2,085                 2,129            7,067         7,022
                                                            ---------             ---------        ---------     ---------
  Total                                                        8,595                 8,511           31,482        30,646
                                                            ---------             ---------        ---------     ---------

Operating earnings, before provision for income taxes            479                  (197)           2,573         1,342
Provision for income taxes                                       141                   (73)             829           436
                                                            ---------             ---------        ---------     ---------
OPERATING EARNINGS (1)                                       $   338               $  (124)        $  1,744      $    906
                                                            =========             =========        =========     =========

(1) In accordance with the Statement of Financial Accounting Standards No. 144 ("SFAS 144"), a recently issued accounting standard pertaining to long-lived assets, income related to the company's real estate sold and held for sale is classified as Discontinued Operations. Included in operating earnings for the three months ended December 31, 2002 and 2001 is $15 million and $21 million, RESPECTIVELY, related to real estate sold and held for sale. Included in
-------------
operating earnings for the year ended December 31, 2002 and 2001 is $82 million and $86 million, respectively, related to real estate sold and held for sale. This presentation differs from the presentation required by SFAS 144.

                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited

  (Dollar amounts in millions, except per share data or unless otherwise noted)

                                                                    At or for the three months       At or for the 12 months
                                                                        ended December 31,             ended December 31,
                                                                    --------------------------       -----------------------
                                                                      2002              2001           2002           2001
                                                                    --------          --------       --------       --------
Other Financial Data:
  Operating earnings                                                $    338          $   (124)      $  1,744       $    906
  Net income                                                        $    561          $   (296)      $  1,605       $    473
  Total assets under management (billions)                          $    299          $    283       $    299       $    283

Individual Business Sales Data:
  Total first year life premiums and deposits                       $    235          $    272       $    912       $    962
  Variable and universal life first year premiums and deposits      $    175          $    209       $    698       $    771
  Total annuity deposits                                            $  2,352          $  1,763       $  7,893       $  5,676
  Mutual fund sales                                                 $    548          $    692       $  2,612       $  3,064

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted                 720.9             747.0          729.2          767.0
  Operating earnings per share - diluted                            $   0.47          $  (0.17)      $   2.39       $   1.18
  Net income per share - diluted                                    $   0.78          $  (0.40)      $   2.20       $   0.62

                                  MetLife, Inc.
                               Balance Sheet Data

                                    Unaudited
                          (Dollar amounts in millions)

                                                                         At                 At
                                                                    December 31,       December 31,
                                                                        2002               2001
                                                                    ------------       ------------
Balance Sheet Data:
  General account assets                                            $    217,692       $    194,256
  Separate account assets                                                 59,693             62,714
                                                                    ------------       ------------
    TOTAL ASSETS                                                    $    277,385       $    256,970
                                                                    ============       ============

  Policyholder liabilities (including amounts of closed block)      $    165,242       $    151,005
  Short-term debt                                                          1,161                355
  Long-term debt                                                           4,425              3,628
  Other liabilities                                                       28,214             21,950
  Separate account LIABILITIES                                            59,693             62,714
                   -----------                                      ------------       ------------
    TOTAL LIABILITIES                                                    258,735            239,652
                                                                    ------------       ------------

  Company-obligated mandatorily redeemable capital securities              1,265              1,256
                                                                    ------------       ------------

  Common stock, at par value                                                   8                  8
  Capital in excess of par value                                          14,968             14,966
  Retained earnings                                                        2,807              1,349
  Treasury stock                                                          (2,405)            (1,934)
  Accumulated other comprehensive income                                   2,007              1,673
                                                                    ------------       ------------
    Total equity                                                          17,385             16,062
                                                                    ------------       ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $    277,385       $    256,970
                                                                    ============       ============